SAKS INCORPORATED ANNOUNCES DECEMBER SALES

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Saks Incorporated will release results for the fourth quarter and fiscal year ending February 1, 2003 on Wednesday, March 5, 2003 at 8:00 a.m. Eastern Time. Management has scheduled a conference call at 9:30 a.m. Eastern Time on Wednesday, March 5, 2003 to discuss the results. To participate, please call (706) 643-1966.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

Birmingham, Alabama (January 9, 2003)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that comparable store sales for the five weeks ended January 4, 2003 compared to the five weeks ended January 5, 2002 decreased 2.1% on a total company basis. By segment, comparable store sales decreased 1.6% for SDSG and decreased 3.0% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.

For the five weeks ended January 4, 2003 compared to the five weeks ended January 5, 2002, owned sales were:

	This Year	Last Year	Total (Decrease)	Comparable (Decrease)

SDSG	$615.7	$618.3	(0.4)%	(1.6)%
SFAE	312.0	328.8	(5.1)%	(3.0)%

Total	$927.7	$947.1	(2.0)%	(2.1)%

On a quarter-to-date basis, for the nine weeks ended January 4, 2003 compared to the nine weeks ended January 5, 2002, owned sales were:

	This Year	Last Year	Total (Decrease)	Comparable (Decrease)

SDSG	$966.8	$995.7	(2.9)%	(4.1)%
SFAE	535.1	569.8	(6.1)%	(3.9)%

Total	$1,501.9	$1,565.5	(4.1)%	(4.0)%

Management expects earnings per share (before certain items) for the fourth quarter ending February 1, 2003 will approximate last year’s fourth quarter earnings (before certain items) of $.50 per share. Management anticipates that the year-over-year decline in fourth quarter sales will be offset by improvement in the Company’s operating margin.

On a year-to-date basis, for the eleven months ended January 4, 2003 compared to the eleven months ended January 5, 2002, owned sales were:

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	This Year	Last Year	Total (Decrease)	Comparable (Decrease)

SDSG	$3,369.4	$3,417.7	(1.4)%	(1.6)%
SFAE	2,174.8	2,271.0	(4.2)%	(0.8)%

Total	$5,544.2	$5,688.7	(2.5)%	(1.3)%

Merchandise categories with the best sales performances for SDSG in December were special size women’s apparel, home, accessories, and shoes. Categories with softer sales performances for SDSG in December were junior’s apparel, outerwear, men’s sportswear, and women’s moderate sportswear. Categories with the best sales performances for SFAE in December were American and European designer apparel, bridal, jewelry, handbags, shoes, cosmetics, and “gold range” women’s apparel. Categories with the softest performances for SFAE in December were evening wear, outerwear, women’s special size apparel, women’s bridge sportswear, and intimate apparel.

As reported previously, the Company’s alliance with Household International is subject to approval of the U.S. Comptroller of the Currency, which is pending. The Company now anticipates that the transaction will close during the first quarter of fiscal 2003.

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 60 Saks Fifth Avenue stores and 52 Saks Off 5th stores. The Company also operates its Saks Department Store Group (SDSG) with 245 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; receipt of anticipated season-end vendor allowances; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; effective operation of the Company’s proprietary credit card operations; successful implementation of the Company’s proposed proprietary credit card strategic alliance with Household Bank (SB), N.A.; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended February 2, 2002 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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